EXECUTION VERSION

WAIVER

WAIVER (this “Waiver”) dated as of March 19, 2007, with respect to the Credit Agreement referred to below, between The Shaw Group Inc. (the “Borrower”) and BNP Paribas, as administrative agent (in such capacity, the “Agent”) pursuant to authority granted by the Required Lenders.

Reference is made to the Credit Agreement dated as of April 25, 2005 among the Borrower, the “Guarantors” party thereto, the “Lenders” party thereto and the Agent (as amended by Amendment No. 1 dated as of October 3, 2005, Amendment No. 2 dated as of February 27, 2006, Amendment No. 3 dated as of June 20, 2006 and Amendment No. 4 dated as of October 13, 2006, and as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have their respective meanings under the Credit Agreement.

The Borrower and the Agent (pursuant to authority granted by the Required Lenders) have entered into a Waiver dated of January 18, 2007 (the “Existing Waiver”), pursuant to which the Required Lenders waived, for a period of 60 days, compliance by the Borrower with any covenant in the Credit Agreement to the extent that such covenant would be breached as a result of the Borrower’s failure to prepare and file with the SEC certain historical financial statements, pro forma financial statements and related notes regarding the Westinghouse Investments that are required to be filed by the Borrower under Regulation S-X of the Securities Act of 1933, as amended (the “Westinghouse Filing Requirement”). The Borrower has advised the lenders that it expects to make such filing within 90 days of the date hereof and has requested the Lenders to provide a further extension of the deadline to comply under the Credit Agreement with the Westinghouse Filing Requirement.

In recognition of the foregoing, the Agent (acting with the written consent of the Required Lenders) hereby waives compliance by the Borrower with any covenant in the Credit Agreement solely to the extent that such covenant would be breached as a result of the Borrower’s failure to comply with the Westinghouse Filing Requirement and hereby waives the requirement that the Borrower make any representation or warranty in the Credit Agreement solely to the extent that such representation or warranty would be false as a result of the Borrower’s failure to comply with the Westinghouse Filing Requirement.

This Waiver shall become effective upon execution of one or more counterparts hereof by the Borrower and by the Agent pursuant to authority granted by the Required Lenders; provided, that this Waiver shall cease to be in effect if (but only if) the Borrower fails to comply with the Westinghouse Filing Requirement within 90 days after the date hereof.

This Waiver contains the final and complete integration of all prior expressions by the Borrower and the Lenders with respect to the subject matter hereof and shall constitute the entire agreement between the Borrower and the Lenders with respect to the subject matter hereof superseding all prior oral or written understandings. The substance of the waivers contained herein are limited precisely as written and shall not be deemed to be a waiver of any other provision of the Credit Agreement. Except as expressly provided herein, the Credit Agreement shall remain unchanged and in full force and effect. This Waiver may be executed in counterparts, and delivery of a counterpart signature page to this Waiver by facsimile shall be effective as delivery of an original manually executed counterpart of this Waiver. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the day and year first above written.

THE SHAW GROUP INC.

By:	/s/ Robert L. Belk

Robert L. Belk Executive Vice President and Chief Financial Officer

AGENT:

BNP PARIBAS, as Agent

By:	/s/ Jamie Dillon

	Name: Jamie Dillon Title	Managing Director

By:	/s/ Sandy Bertram

	Name: Sandy Bertram Title	Vice President